                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295
              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 23

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                 March 20, 2002
                              --------------------
             (Date of Event which Requires Filing of this Statement)

                   If the filing person has previously filed a
               statement on Schedule 13G to report the acquisition
                that is the subject of this Schedule 13D, and is
             filing this schedule because of Rule 13d-1(e), 13d-1(f)
                   or 13d-1(g), check the following box [_].

                         (Continued on following pages)

---------------------
CUSIP NO. 38141G 10 4                    13D
---------------------

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)                (a) [x]
    As to a group consisting of persons other than Covered Persons       (b) [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e)                                                        [_]
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                          7.  SOLE VOTING POWER (See Item 6)
      NUMBER OF               As to Covered Shares, 0
       SHARES                 As to Uncovered Shares, as stated in Appendix A
    BENEFICIALLY        --------------------------------------------------------
      OWNED BY            8.  SHARED VOTING POWER (See Item 6) (Applies to each
      REPORTING               person listed on Appendix A.)
       PERSON                 228,634,991 Covered Shares held by Covered Persons
        WITH                  15,624 Uncovered Shares held by Covered Persons(3)
                              2,054,467 other Uncovered Shares held by Covered
                              Persons(4)
                        --------------------------------------------------------
                          9.  SOLE DISPOSITIVE POWER (See Item 6)
                              As to Covered Shares, less than 1%
                              As to Uncovered Shares, as stated in Appendix A
                        --------------------------------------------------------
                          10. SHARED DISPOSITIVE POWER (See Item 6):
                              As to Covered Shares, 0
                              As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           230,705,082
     PERSON
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [x] (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   48.61%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.
================================================================================

----------
(1)   For a definition of this term, please see Item 2.

(2)   For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 95 private charitable foundations established by 95 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Paul M. Achleitner                        Austria             0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Mitchel J. August                                             0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Katherine M. Bailon                                           0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Leslie Barbi                                                  0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Barbara J. Basser-Bigio                                       0             0             0               0
Christopher A. Bates                                          0             0             0               0
Carl-Georg Bauer-Schlichtegroll           Germany             0             0             0               0
David Baum                                                    0             0             0               0
Gerhard Baumgard                          Germany             0             0             0               0
Patrick Y. Baune                          France              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Jordan M. Bender                                              0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Charles C. Bradford III                                       0             0             0               0
George M. Brady                                              136            0            136              0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Holger Bross                              Germany             0             0             0               0
Edward A. Brout                                               0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
Joseph M. Busuttil                                            0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Andrea Casati                              Italy              0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         494            0            494              0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
James B. Clark                                                0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Alexander Classen                       Switzerland           0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Lawrence H. Cohen                                             0             0             0               0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Robert G. Collins                                             0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
Marta Z. Cotton                                               0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Meyrick Cox                                 UK                0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Stephen B. Dainton                          UK                0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Emanuel Derman                                                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Paul M. DiNardo                                               0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Mario Draghi                               Italy              0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
Howard B. Eisen                                               0             0             0               0
John E. Eisenberg                                             0             0             0               0
Gary L. Eisenreich                                            0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Davide G. Erro                             Italy              0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Brian F. Farr                                                 0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Robert P. Fisher, Jr.                                         0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. Fitzpatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
David B. Ford                                                 0           134(5)          0             134(5)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Karl Fowler                                 UK                0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Randy W. Frankel                                              0             0             0               0

----------
(5) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Naosuke Fujita                             Japan              0             0             0               0
Shirley Fung                                UK                0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
James R. Garvey                           Ireland             0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Richard A. Genna                                              0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0           300(6)          0             300(6)
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Charles G. Goetz                                              0             0             0               0
Jeffrey B. Goldenberg                                         0          2,860(7)         0            2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Anthony J. Gordon                                             0             0             0               0
Roger H. Gordon                                               0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0

----------
(6) Shared with family members.

(7) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                            200            0            200              0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Ralf O. Haase                             Germany             0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                            Japan              0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Edward A. Hazel                                               0             0             0               0
Thomas J. Healey                                              0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David R. Heinz                                                0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
William L. Hemphill                                           0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                             UK                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Sean C. Hoover                                                0             0             0               0
Thomas J. Hopkins                                             0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                     615            0            615              0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                              100            0            100              0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
John S. Iglehart                                              0             0             0               0
Robert F. Incorvaia                                           0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Hideki Ishibashi                           Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Reuben Jeffery III                                            0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Emerson P. Jones                                              0             0             0               0
Robert C. Jones                                               0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
John J. Kauffman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Tetsuya Kawano                             Japan              0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Steven Kerr                                                   0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                         441            0            441              0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0             15              0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David G. Lambert                                              0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Andrew E. Law                               UK                0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Stephen M. Levick                                             0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Ryan D. Limaye                                                0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Carmen Marino                                                 0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicholas I. Marovich                                          0             0             0               0
David J. Marshall                                             0             0             0               0
Allan S. Marson                             UK                0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Karen A. Matte                                               40             0             40              0
George N. Mattson                                             0             0             0               0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                             40             0             40              0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                            UK                0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                     4,174           0           4,174             0
James A. McNamara                                             0           215(8)          0             215(8)
Richard P. McNeil                         Jamaica             0             0             0               0

----------
(8) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Audrey A. McNiff                                              0             0             0               0
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                         UK                0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                 0             0             0               0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Andrew J. Melnick                                             0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                           UK                0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Julian R. Metherell                         UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
John J. Minio                                                 0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Masatoki J. Mitsumata                      Japan              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
J. Ronald Morgan, III                                         0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
James P. Morris                                               0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Richard S. Morse                            UK                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Donald R. Mullen                                              0             0             0               0
Timothy R. Mullen                                             0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Patrick E. Mulvihill                      Ireland             0             0             0               0
Robert G. Munro                             UK                0             0             0               0
Rie Murayama                               Japan              0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                              0             0             0               0
Raymond T. Murphy                                             0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                            112            0            112              0
Mark J. Naylor                              UK                0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                            44             0             44              0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                                India              0             0             0               0
Gavin G. O'Connor                                             0             0             0               0
James K. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
Jinsuk T. Oh                            South Korea           0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Nigel M. O'Sullivan                         UK                0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0
Fumiko Ozawa                               Japan              0             0             0               0
Robert J. Pace                                                0             0             0               0
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                            Italy              0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                            100           100           100             100
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                            285            0            285              0
David E. Perlin                                               0             0             0               0
Bradley J. Peterson                                           0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Todd J. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Roderic L. Prat                           Canada              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                         0             0             0               0
Nomi M. Prins                                                 0             0             0               0
Steven D. Pruett                                              0             0             0               0
Goran V. Puljic                                               0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Hugh A. Ragsdale III                                          0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Alan M. Rapfogel                                              0             0             0               0
Joseph Ravitch                                                0             0             0               0
Sara E. Recktenwald                                           0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Filip A. Rensky                                               0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Jeffrey A. Resnick                                            0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
Thomas S. Riggs, III                                          0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Richard T. Roberts                                            0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
Normann G. Roesch                         Germany             0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0           100(9)          0             100(9)
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA           0             0             0               0
Richard M. Ruzika                                             0             0             0               0
David C. Ryan                                                 0             0             0               0
David M. Ryan                            Australia            0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0

----------
(9) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Allen Sangines-Krause                     Mexico             210            0            210              0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
James E. Sawtell                            UK                0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Marcus Schenck                            Germany             0             0             0               0
Susan J. Scher                                                0             0             0               0
Gary B. Schermerhorn                                          0             0             0               0
Stephen M. Scherr                                             0             0             0               0
Mitchell I. Scherzer                      Canada              0             0             0               0
Peter Schiefer                            Germany             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0         1,900(10)         0           1,900(10)
Patrick P. Scire                                              0             0             0               0
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Anik Sen                                    UK                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Marybeth Shea                                                 0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
John S. Sheldon                                               0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Masaru Shibata                             Japan              0             0             0               0
James Shim                                                    0             0             0               0

----------
(10) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Abraham Shua                                                  0             0             0               0
Evan W. Siddall                          Canada/UK            0             0             0               0
Michael H. Siegel                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Jeffrey S. Sloan                                              0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0         1,000(11)         0           1,000(11)
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
John E. Smollen                                               0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Keith G. Starkey                            UK                0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Stuart L. Sternberg                                           0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Margaret E. Stone                                             0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
George C. Strachan                                            0             0             0               0

----------
(11) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Fredrik J. Stromholm                      Sweden              0             0             0               0
Raymond B. Strong, III                                        0             0             0               0
Steven H. Strongin                                            0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
David H. Tenney                                               0             0             0               0
Kiyotaka Teranishi                         Japan              0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
John L. Thornton                                              0             0             0               0
Timothy J. Throsby                       Australia            0             0             0               0
Nicolas F. Tiffou                         France              0             0             0               0
Jason A. Tilroe                                               0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Gary S. Tolchin                                               0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Lawrence F. Trainor                                           0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Gareth N. Turner                          Canada              0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
Can Uran                                                      0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
George F. Varsam                                              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                              0             0             0               0
Casper W. Von Koskull                     Finland             0             0             0               0
David H. Voon                                                 0             0             0               0
Robert T. Wagner                                              0             0             0               0
John E. Waldron                                               0             0             0               0
George H. Walker IV                                           0             0             0               0
Thomas B. Walker III                                          0             0             0               0
Robert P. Wall                                                0             0             0               0
Steven A. Wallace                           UK                0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
Alastair J. Walton                     UK/Australia           0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0
Michael W. Warren                           UK                0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
David M. Weil                                                 0             0             0               0
Theodor Weimer                            Germany             0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Helge Weiner-Trapness                     Sweden              0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Christopher S. Wendel                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Richard T. Wertz                                              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Barbara A. White                                              0             0             0               0
William Wicker                                                0             0             0               0
A. Carver Wickman                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
C. Howard Wietschner                                          0             0             0               0
David D. Wildermuth                                          403            0            403              0
Kevin L. Willens                                              0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Thomas L. Williams                                            0             0             0               0
Todd A. Williams                                             90             0             90              0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Jon A. Woodruf                                                0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan              0             0             0               0
Anne Yang                                                     0             0             0               0
Michael Y. Yao                                                0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
William J. Young                                              0             0             0               0
Michael J. Zamkow                                             0           55(12)          0             55(12)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory Zenna                                                 0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0

----------
(12) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         Shared         Sole          ITEM 10
                                        Citizenship      Sole Voting      Voting     Dispositive        Shared
                                      (United States      Power of       Power of      Power of      Dispositive
              ITEM 1                 unless otherwise     Uncovered     Uncovered     Uncovered        Power of
    Names of Reporting Persons          indicated)         Shares         Shares        Shares     Uncovered Shares
---------------------------------    ----------------    -----------    ---------    -----------   ----------------
Mark A. Zurack                                                0             0             0               0

Shares held by 95 private                   N/A               0         2,054,467         0         2,054,467
charitable foundations established
by 95 Covered Persons each of
whom is a co-trustee of one or
more of such private charitable
foundations(13)

----------
(13) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
Trusts
------
120 Broadway Partners                       New Jersey           0             0             0              0
2000 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Kipp M. Nelson Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
The Abby Joseph Cohen 2000 Annuity
    Trust I                                                      0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                        0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Abby Joseph Cohen 2001 Annuity
    Trust I                                                      0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust II                                                     0             0             0              0
A.C. Trust                                                       0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0
The Alexander Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                        0             0             0              0
The Alexandra D. Steel 2000 Trust                                0             0             0              0
The Alexis Blood 2000 Trust                                      0             0             0              0
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust                                  Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust                             0             0             0              0
The Andrew M. Alper 2000 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Alper 2001 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    June 2000                                                    0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    6/26/2001                                                    0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Annuity
    Trust I                                                      0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Anthony D. Lauto 2001 Annuity
    Trust I                                                      0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                             Connecticut           0             0             0              0
Arthur J. Reimers, III Grantor
    Retained Annuity Trust 2000            Connecticut           0             0             0              0
The Avi M. Nash 2000 Annuity Trust I                             0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Avi M. Nash 2001 Annuity Trust I                             0             0             0              0
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0
Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2000 GRAT                                        0             0             0              0
Barry A. Kaplan 2001 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Annuity
    Trust I                                                      0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0
The Barry L. Zubrow 2001 Annuity
    Trust I
The Beller/Moses Trust                                           0             0             0              0
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001 Annuity
    Trust I                                                      0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                        0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
Brian Patrick Minehan 2001 Trust                                 0             0             0              0
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher A. Cole 2001 Annuity
    Trust I                                                      0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0
The Christopher Palmisano 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                        0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0
The Cody J Smith 2000 Annuity Trust I                            0             0             0              0
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Cody J Smith 2001 Annuity Trust I

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Connie K. Duckworth 2000 Annuity
    Trust I                                                      0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0
The Corzine Blind Trust                                          0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0
The Daniel M. Neidich 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel M. Neidich 2001 Annuity
    Trust I
The Daniel W. Stanton 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton II 2000 Trust                              0             0             0              0
The Daniel W. Stanton 2001 Annuity
    Trust I                                                      0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2000 Annuity Trust
    DTD as of 6/16/2000                    Pennsylvania          0             0             0              0
The David B. Ford 2001 Annuity Trust
    DTD as of 3/26/2001                    Pennsylvania          0             0             0              0
The David B. Heller 2000 Annuity
    Trust I                                                      0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Annuity
    Trust I                                                      0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David G. Lambert 2001 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2000 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David L. Henle 2001 Annuity Trust
    I                                                            0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2000 Annuity Trust I                            0             0             0              0
The David Viniar 2001 Annuity Trust I                            0             0             0              0
The David W. Blood 2000 Annuity
    Trust I                                                      0             0             0              0
The David W. Blood 2001 Annuity
    Trust I                                                      0             0             0              0
The Donald F. Textor 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Donald F. Textor 2001 Annuity
    Trust I                                                      0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2001 Annuity
    Trust I                                                      0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward C. Forst 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2001 Trust                                 0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
Eff Warren Martin 2000 Grantor
    Retained Annuity Trust                  California           0             0             0              0
Eff Warren Martin 2001 Grantor
    Retained Annuity Trust                  California           0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust                                      0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2000 Annuity
    Trust I                                                      0             0             0              0
The Esta Eiger Stecher 2001 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2001 Annuity
    Trust I                                                      0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Annuity
    Trust I                                                      0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2001 Annuity
    Trust I                                                      0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
Gary D. Cohn 2000 GRAT                                           0             0             0              0
The Gary Tolchin 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Gary Tolchin 2001 Family Trust          New Jersey           0             0             0              0
The Gary W. Williams 2001 Trust                                  0             0             0              0
The Gene Tiger Sykes 2001 Annuity
    Trust I                                                      0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                           0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Annuity
    Trust I                                                      0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0
The George H. Walker 2001 Annuity
    Trust I                                                      0             0             0              0
The George W. Wellde, Jr. 2000
    Annuity Trust I                                              0             0             0              0
The George W. Wellde, Jr. 2001
    Annuity Trust I                                              0             0             0              0
The George William Wellde, III 2000
    Trust                                                        0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy 2001 Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Annuity Trust I                              0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Annuity
    Trust I                                                      0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Greg M. Ostroff 2001 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Gregory H. Zehner 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Gregory K. Palm 2001 Annuity
    Trust I                                                      0             0             0              0
The Guapulo Trust                             Jersey             0             0             0              0
The Harvey Silverman 2001 Family Trust                           0             0             0              0
The Harvey Silverman 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Howard A. Silverstein 2000
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard A. Silverstein 2001
    Annuity Trust I                                              0             0             0              0
The Howard B. Schiller 2000 Annuity
    Trust I                                                      0             0             0              0
The Howard B. Schiller 2001 Annuity
    Trust I                                                      0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2000 Annuity
    Trust I                                                      0             0             0              0
The J. David Rogers 2001 Annuity
    Trust I                                                      0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
James P. Riley, Jr. 2000 GRAT                                    0             0             0              0
James P. Riley, Jr. 2001 GRAT                                    0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust                                                    0             0             0              0
JG 2000 Trust (continuing trust)                                 0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
JG 2001 GRAT                                                     0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John L. Townsend, III 2000
    Annuity Trust I                                              0             0             0              0
The John L. Townsend, III 2001
    Annuity Trust I                                              0             0             0              0
The John Minio 2001 Grantor Retained
    Annuity Trust                           New Jersey           0             0             0              0
The John Minio 2001 Family Trust            New Jersey           0             0             0              0
The John O. Downing 2000 Annuity
    Trust I                                                      0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0
The John O. Downing 2001 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2000 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The John S. Weinberg 2001 Annuity
    Trust I                                                      0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan M. Lopatin 2000 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2001 Annuity
    Trust I                                                      0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph Della Rosa 2001 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Joseph H. Gleberman 2001 Annuity
    Trust I                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A.M. Stanton 2000 Trust                            0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0
The Kelsey Fithian 2000 Trust                                    0             0             0              0
The Kenneth Litzenberger 2000 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                            0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kuala Trust                               Jersey             0             0             0              0
The Kyle F. Textor 2000 Trust                                    0             0             0              0
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000
    Annuity Trust I                                              0             0             0              0
The Lawrence R. Buchalter 2000 Family
    Trust                                                        0             0             0              0
The Lawrence R. Buchalter 2001
    Annuity Trust I                                              0             0             0              0
The Lee G. Vance 2000 Annuity Trust I                            0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2001 Annuity Trust I                            0             0             0              0
The Leslie C. Tortora 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Leslie C. Tortora 2001 Annuity
    Trust I                                                      0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
Lloyd C. Blankfein 2000 GRAT                                     0             0             0              0
The Lloyd C. Blankfein 2001 Annuity
    Trust I                                                      0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0
The Mark A. Zurack 2000 Annuity Trust
    I                                                            0             0             0              0
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
The Mark A. Zurack 2001 Annuity Trust
    I                                                            0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Schwartz 2000 Annuity Trust I                           0             0             0              0
The Mark Schwartz 2001 Annuity Trust I                           0             0             0              0
The Mark Tercek 2000 Annuity Trust I                             0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
The Mark Tercek 2001 Annuity Trust I                             0             0             0              0
Marks 2000                                                       0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
Melissa Jane Minehan 2001 Trust                                  0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Michael A. Price 2000 Family Trust                           0             0             0              0
The Michael D. Ryan 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael D. Ryan 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael J. Zamkow 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2001 Trust                                 0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2000 Annuity
    Trust I                                                      0             0             0              0
The Milton R. Berlinski 2001 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000                                                      0             0             0              0
Murphy 2000 (continuing trust)                                   0             0             0              0
Murphy 2001 GRAT                                                 0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Patrick J. Ward 2001 Trust                                   0             0             0              0
The Patrick Scire 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Patrick Scire 2001 Family Trust         New Jersey           0             0             0              0
The Peter C. Gerhard 2000 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter C. Gerhard 2001 Annuity
    Trust I                                                      0             0             0              0
The Peter D. Kiernan, III 2000
    Annuity Trust I                                              0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter D. Kiernan, III 2001
    Annuity Trust I                                              0             0             0              0
The Peter S. Kraus 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Peter S. Kraus 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip D. Murphy 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2001 Annuity
    Trust I                                                      0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2000 Family
    Trust                                                        0             0             0              0
The Ralph F. Rosenberg 2001 Annuity
    Trust I                                                      0             0             0              0
Randal M. Fippinger-Millennium Trust                             0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
The Randy Frankel 2001 Family Trust                              0             0             0              0
The Randy Frankel 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
Rayas Trust                                   Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard A. Sapp 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard Hogan 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Richard Hogan 2001 Family Trust                              0             0             0              0
Robert A. Fippinger, Jr.-Millennium
    Trust                                                        0             0             0              0
The Robert B. Litterman 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Litterman 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Hurst 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2000 Family Trust                           0             0             0              0
The Robert J. O'Shea 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert J. Pace 2001 Annuity Trust
    I                                                            0             0             0              0
The Robert K. Steel 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert K. Steel 2001 Annuity
    Trust I                                                      0             0             0              0
The Robin Neustein 2000 Annuity
    Trust I                                                      0             0             0              0
The Robin Neustein 2001 Annuity Trust I                          0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
The Scott B. Kapnick 2001 Annuity
    Trust I                                                      0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
Scott M. Pinkus 2000 GRAT                   New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Sharmin Mossavar-Rahmani 2001
    Annuity Trust I                                              0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven J. Wisch 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven J. Wisch 2001 Family Trust                            0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven T. Mnuchin 2000 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Steven T. Mnuchin 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven Starker 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Steven Starker 2001 Family Trust                             0             0             0              0
The Stuart Mark Rothenberg 2000
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Stuart Mark Rothenberg 2001
    Annuity Trust I                                              0             0             0              0
The Stuart Sternberg 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Stuart Sternberg 2001 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2000 Annuity
    Trust I                                                      0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2001 Annuity
    Trust I                                                      0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas K. Montag 2000 Annuity
    Trust I                                                      0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Thomas K. Montag 2001 Annuity
    Trust I                                                      0             0             0              0
The Tracy Richard Wolstencroft 2000
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
The Tracy Richard Wolstencroft 2001
    Annuity Trust I                                              0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01                 New Jersey           0             0             0              0
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01         New Jersey           0             0             0              0
Trust u/w James Kellogg III                 New Jersey           0             0             0              0
The Unicorn Trust                               UK               0             0             0              0
Vyrona Trust                                  Jersey             0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0
The Zachariah Cobrinik 2000 Annuity
    Trust I                                                      0             0             0              0
Zachariah Cobrinik 2001 Annuity
    Trust I                                                      0             0             0              0
Zachariah Cobrinik 2001 Family Trust                             0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0

Partnerships
------------
ALS Investment Partners, L.P.                Delaware            0             0             0              0
Beech Associates, L.P.                       Delaware            0             0             0              0
Bermuda Partners, L.P.                       Delaware            0             0             0              0
Crestley, L.P.                               Delaware            0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
EPG Associates, L.P.                                             0             0             0              0
Greenley Partners, L.P.                      Delaware            0             0             0              0
 Harris Capital Partners, Limited
    Partnership                              Delaware            0             0             0              0
HEMPA Limited Partnership                    Delaware            0             0             0              0
JSS Investment Partners, L.P.                Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership                     Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
The Rizner Family Limited Partnership        Illinois            0             0             0              0
Savitz Investment Partners, L.P.             Delaware            0             0             0              0
Silverman Partners, L.P.                     Delaware            0             0             0              0
Stone Gate GS Partners, L.P.                 Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Ward Investment Partners, L.P.               Delaware            0             0             0              0
Windy Hill Investment Company II, L.P.       Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

Limited Liability Companies
---------------------------
The Gary Tolchin Family LLC                  Delaware            0             0             0              0
The George Varsam Family LLC                 Delaware            0             0             0              0
The James Coufos Family LLC                  Delaware            0             0             0              0
The John Minio Family LLC                    Delaware            0             0             0              0
The Lawrence Cohen Family LLC                Delaware            0             0             0              0
The Lawrence Trainor Family LLC              Delaware            0             0             0              0
The Patrick Scire Family LLC                 Delaware            0             0             0              0
The Raymond Murphy Family LLC                Delaware            0             0             0              0
The Rebecca Amitai Family LLC                Delaware            0             0             0              0
The Richard Hogan Family LLC                 Delaware            0             0             0              0
The Stephen Levick Family LLC                Delaware            0             0             0              0
The Steven Starker Family LLC                Delaware            0             0             0              0
The Stuart Sternberg Family LLC              Delaware            0             0             0              0
The Thomas Gravina Family LLC                Delaware            0             0             0              0
The Thomas Williams Family LLC               Delaware            0             0             0              0
The Todd Christie Family LLC                 Delaware            0             0             0              0

Corporations
------------
Anahue Limited                                Jersey             0             0             0              0
Guapulo Holdings Limited                      Jersey             0             0             0              0
HJS2 Limited                              Cayman Islands         0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             Place of          ITEM 7        Shared         Sole         Shared
                                        Organization (New   Sole Voting      Voting     Dispositive    Dispositive
                                           York unless        Power of      Power of      Power of      Power of
                ITEM 1                      otherwise        Uncovered     Uncovered     Uncovered      Uncovered
      Names of Reporting Persons            indicated)         Shares        Shares        Shares        Shares
------------------------------------    -----------------   -----------    ---------    -----------    -----------
IAT Reinsurance Syndicate Ltd.               Bermuda             0             0             0              0
Majix Limited                                 Jersey             0             0             0              0
Melalula Limited                              Jersey             0             0             0              0
RJG Holding Company                       Cayman Islands         0             0             0              0
Robinelli Limited                             Jersey             0             0             0              0
Vyrona Holdings Limited                       Jersey             0             0             0              0
Zurrah Limited                                Jersey             0             0             0              0

      This Amendment No. 23 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 23 is being filed primarily because, as described under Item 4 below, certain Covered Persons (as defined below) have indicated their intent to sell up to an aggregate of 12,031,208 Covered Shares in the Rule 144 Program (as defined below) during the fiscal quarter ending May 31, 2002.

Item 1. Security and Issuer

      This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2. Identity and Background

      (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

      According to the separate Schedules 13D and amendments thereto filed by SMBC Capital Markets, Inc. (formerly Sumitomo Bank Capital Markets, Inc.) ("SMBC") and Kamehameha Activities Association ("KAA"), each of SMBC and KAA disposed of all of its shares of Common Stock on January 7, 2002. All information contained in this Schedule relating to SMBC and KAA has been included based upon information provided by SMBC and KAA; the separate Schedules 13D filed by SMBC and KAA and any amendments thereto should be referred to for information relating to SMBC and KAA, respectively.

      Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands;
(iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

      (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration

      The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates, "SLK"); (iv) the former members of Benjamin Jacobson & Sons, LLC (the "Jacobson Covered Persons") acquired certain Covered Shares in exchange for their interests in Benjamin Jacobson & Sons, LLC ("Jacobson"); (v) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (vi) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vii) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

      Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4. Purpose of Transactions

      The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired certain Covered Shares in connection with the combination of GS Inc. with SLK and through certain employee compensation, benefit or similar plans of GS Inc. The Jacobson Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Jacobson and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

      The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and certain former direct and indirect owners of Hull, SLK and Jacobson to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending May 31, 2002, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 12,031,208 shares for all Covered Persons). It is currently anticipated that these sales will commence during the week of March 25, 2002. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

      Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

      Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5. Interest in Securities of the Issuer

      (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

      (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

      (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

      (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

      Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

      The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

      Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer

Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

      The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull, the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK and the Covered Shares acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson. Under these restrictions, each such PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

      Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

      On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

      The Shareholders' Committee and, in the case of the Hull Covered Persons, the SLK Covered Persons and the Jacobson Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 12,031,208 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending May 31, 2002 under the Rule 144 Program described in Item 4 and in Annex C hereto.

      In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

      In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

      Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

      The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

      The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

      Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

      The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

      Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

      In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

      In connection with GS Inc.'s combination with SLK and acquisition of Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

      In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001 and January 9, 2002, GS Inc. entered into a Registration Rights Instrument and three substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

      GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

      In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

Item 7. Material to be Filed as Exhibits

  Exhibit                              Description
-------------  -----------------------------------------------------------------

  A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

  B. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  D. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

  E. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  J.           Form of Counterpart to Shareholders' Agreement for non-U.S.
               corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  K.           Form of Counterpart to Shareholders' Agreement for non-U.S.
               trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  L. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  M.           Form of Pledge Agreement for shareholders of non-U.S.
               corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  Exhibit                              Description
-------------  -----------------------------------------------------------------

  N.           Form of Pledge Agreement for shareholders of non-U.S.
               corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  O. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  Q. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  R. Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  S. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  T. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  U. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

  V. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

  W. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial
               Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  X. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  Y. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

  Z. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
               Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

  Exhibit                              Description
-------------  -----------------------------------------------------------------

  AA. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

  BB. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial
               Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  CC. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  DD. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial
               Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

  EE. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial
               Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

  FF. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.)

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS

-------------------------------------------------------------------------------------------------------------------
                                                                             Convictions or         Beneficial
                                                                             Violations of       Ownership of the
     Name         Citizenship    Business Address     Present Employment    Federal or State   Common Stock of The
                                                                            Laws within the       Goldman Sachs
                                                                            Last Five Years        Group, Inc.
-------------------------------------------------------------------------------------------------------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
-------------------------------------------------------------------------------------------------------------------
Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
-------------------------------------------------------------------------------------------------------------------
Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA
-------------------------------------------------------------------------------------------------------------------
John D. Amaral        UK        Victoria Hall        Vice President/              None         None
                                11 Victoria St.      Account Manager,
                                Hamilton HM11        J&H Marsh & McLennan
                                Bermuda
-------------------------------------------------------------------------------------------------------------------
Marguerite R.         USA       120 Broadway         Vice President,              None         None
Gorman                          New York, NY         Spear, Leeds &
                                10271                Kellogg, L.P.
-------------------------------------------------------------------------------------------------------------------
Richard D.            UK        41 Cedar Avenue      Partner, Appleby,            None         None
Spurling                        Hamilton HM12        Spurling & Kempe
                                Bermuda
-------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B

ITEMS 2(D)
 AND 2(E).  INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS


None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ended May 31, 2002, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above.

            Covered Person                              Number of Shares
            --------------                              ----------------
            Bradley I. Abelow                                 21,311
            Paul M. Achleitner                               112,201
            Andrew M. Alper                                   15,000
            Armen A. Avanessians                              35,000
            Christopher A. Bates                               7,898
            David M. Baum                                     21,438
            Frank A. Bednarz                                   1,453
            Milton R. Berlinski                               36,000
            Lloyd C. Blankfein                               100,000
            David W. Blood                                    78,936
            Peter L. Briger, Jr.                              50,581
            Richard J. Bronks                                 23,869
            Edward A. Brout                                   19,200
            Lawrence R. Buchalter                             37,617
            Andrew Cader                                     200,000
            Michael J. Carr                                   28,138
            Christopher J. Carrera                            23,000
            Mark Carroll                                       2,572
            Mary Ann Casati                                   17,000
            Mark A. Castellano                                92,484
            Andrew A. Chisholm                                23,690
            Todd J. Christie                                  48,059
            Zachariah Cobrinik                                36,184
            Lawrence A. Cohen                                 45,661
            Abby Joseph Cohen                                 10,000
            Gary D. Cohn                                      66,065
            Christopher A. Cole                               40,000
            William Connell                                    3,049
            Carlos A. Cordeiro                                75,000
            E. Gerald Corrigan                                30,000
            Henry Cornell                                     81,273
            James A. Coufos                                   20,000
            Frank L. Coulson, Jr.                             89,704
            Randolph L. Cowen                                 20,000
            Philip M. Darivoff                                22,781
            Timothy D. Dattels                                43,848
            Gavyn Davies                                      25,000
            David A. Dechman                                  22,417
            Paul C. Deighton                                  75,204
            Robert V. Delaney, Jr.                            30,000
            Joseph Della Rosa                                 68,818
            Neil V. DeSena                                    19,098
            Alexander C. Dibelius                              8,000
            Stephen J. DiLascio                               13,228
            John O. Downing                                   45,000

            Covered Person                              Number of Shares
            --------------                              ----------------
            Connie K. Duckworth                               55,292
            C. Steven Duncker                                 53,434
            Gordon E. Dyal                                    37,983
            Glenn P. Earle                                    42,627
            Paul S. Efron                                     23,599
            Gary L. Eisenreich                                 6,227
            Aubrey Ellis, Jr.                                  3,200
            Pieter Maarten Feenstra                           26,900
            Lawton W. Fitt                                    50,000
            David B. Ford                                     88,469
            Edward C. Forst                                   21,489
            Randy W. Frankel                                 100,000
            Richard A. Friedman                              125,000
            Joseph D. Gatto                                   30,000
            Peter C. Gerhard                                  71,118
            Nomi P. Ghez                                      68,957
            Joseph H. Gleberman                               83,399
            Charles G. Goetz                                   6,101
            Jeffrey B. Goldenberg                             15,000
            Jacob D. Goldfield                                74,655
            Gary F. Goldring                                 150,000
            Andrew M. Gordon                                  25,000
            Thomas J. Gravina                                 22,421
            Eric P. Grubman                                   25,000
            Edward S. Gutman                                  12,432
            Joseph D. Gutman                                  20,000
            Robert S. Harrison                                40,000
            Thomas J. Healey                                  46,123
            David R. Heinz                                     3,312
            David B. Heller                                   50,000
            David L. Henle                                    15,000
            Mary C. Henry                                     43,934
            Robert E. Higgins                                223,369
            M. Roch Hillenbrand                               20,000
            Jacquelyn M. Hoffman-Zehner                       33,706
            Richard R. Hogan                                  50,000
            Fern Hurst                                        27,378
            Robert J. Hurst                                   80,000
            Francis J. Ingrassia                              51,002
            Timothy J. Ingrassia                              25,318
            James A. Jacobson                                 20,000
            Arthur L. Jacobson, Jr.                            5,000
            Stefan J. Jentzsch                                27,265
            Chansoo Joung                                     30,000
            Ann F. Kaplan                                     79,006
            Barry A. Kaplan                                   32,280
            Robert J. Katz                                   113,046
            Peter R. Kellogg                                  24,000
            Kevin W. Kennedy                                 100,000
            William J. Kenney                                 34,013
            Douglas W. Kimmelman                              15,000
            Bradford C. Koenig                                38,615
            Jonathan L. Kolatch                               51,158

            Covered Person                              Number of Shares
            --------------                              ----------------
            Philip J. Kopp III                                 5,290
            Peter S. Kraus                                    70,967
            David G. Lambert                                  32,884
            Thomas D. Lasersohn                                5,000
            Anthony D. Lauto                                  23,533
            Stephen M. Levick                                 18,191
            Matthew G. L'Heureux                              25,739
            Robert Litterman                                  46,116
            Robert H. Litzenberger                            17,005
            Jonathan M. Lopatin                               36,791
            Michael R. Lynch                                  60,000
            Peter G.C. Mallinson                              60,000
            Arthur S. Margulis, Jr.                           10,000
            Ronald G. Marks                                   41,519
            Nicholas L. Marovich                               6,250
            Eff W. Martin                                     68,056
            David J. Mastrocola                               40,000
            John P. McNulty                                  118,210
            Sanjeev K. Mehra                                  31,823
            T. Willem Mesdag                                  72,730
            Eric M. Mindich                                   50,000
            John J. Minio                                     40,293
            Steven T. Mnuchin                                 90,656
            Masanori Mochida                                 113,005
            Karsten N. Moller                                 45,310
            Thomas K. Montag                                  80,000
            Robert B. Morris III                              83,308
            R. Scott Morris                                    2,000
            Sharmin Mossavar-Rahmani                         100,000
            Edward A. Mule                                    60,000
            Timothy R. Mullen                                150,000
            Philip D. Murphy                                 100,000
            Raymond T. Murphy                                 12,807
            Thomas S. Murphy, Jr.                             15,000
            Avi M. Nash                                       10,000
            Daniel M. Neidich                                 96,504
            Kipp M. Nelson                                    48,218
            Robin Neustein                                   100,000
            Suzanne M. Nora Johnson                          104,261
            Michael E. Novogratz                              21,355
            Terence J. O'Neill                                86,510
            Timothy J. O'Neill                                91,393
            Donald C. Opatrny, Jr.                            85,492
            Robert J. O'Shea                                  71,977
            Greg M. Ostroff                                   16,338
            Terence M. O'Toole                               100,000
            Robert J. Pace                                    17,185
            Bryant F. Pantano                                  5,000
            Scott M. Pinkus                                   88,585
            Timothy C. Plaut                                  52,056
            Wiet H.M. Pot                                     65,143
            John J. Powers                                    30,000
            Michael A. Price                                  25,000

            Covered Person                              Number of Shares
            --------------                              ----------------
            Scott Prince                                      19,000
            Stephen D. Quinn                                  50,000
            Michael G. Rantz                                  44,511
            James P. Riley, Jr.                               81,347
            Simon M. Robertson                                60,000
            J. David Rogers                                   96,210
            Emmanuel Roman                                    25,099
            Ralph F. Rosenberg                                18,123
            Stuart M. Rothenberg                              35,000
            Michael S. Rubinoff                               22,742
            Richard M. Ruzika                                 22,911
            Jeri Lynn Ryan                                    13,409
            John C. Ryan                                      25,000
            Michael D. Ryan                                   15,000
            Richard C. Salvadore                              48,351
            Richard A. Sapp                                  100,000
            Joseph Sassoon                                    74,827
            Tsutomu Sato                                      29,848
            Muneer A. Satter                                  40,583
            Jonathan S. Savitz                                13,691
            Peter Savitz                                      37,073
            Howard B. Schiller                                51,886
            Antoine Schwartz                                  29,082
            Eric S. Schwartz                                  80,960
            Mark Schwartz                                    100,000
            Patrick P. Scire                                  65,917
            Charles B. Seelig, Jr.                            84,458
            Steven M. Shafran                                 34,310
            Richard S. Sharp                                 125,378
            Marybeth Shea                                      6,140
            James M. Sheridan                                 41,887
            Richard G. Sherlund                               52,314
            Harvey Silverman                                  47,863
            Howard A. Silverstein                             20,000
            Dinakar Singh                                     23,424
            Christian J. Siva-Jothy                           24,000
            Cody J. Smith                                     43,000
            Jonathan S. Sobel                                 23,019
            Marc A. Spilker                                   42,234
            Daniel W. Stanton                                 60,000
            Steven R. Starker                                 71,004
            Esta E. Stecher                                   38,088
            Fredric E. Steck                                  40,000
            Cathrine S. Steck                                 18,743
            Robert K. Steel                                  100,000
            Gene T. Sykes                                     75,000
            Mark R. Tercek                                    38,503
            Donald F. Textor                                  47,400
            Gary S. Tolchin                                   59,693
            Brian J. Toolan                                   26,491
            John R. Tormondsen                                35,000
            Leslie C. Tortora                                 86,978
            John L. Townsend III                              78,760

            Covered Person                              Number of Shares
            --------------                              ----------------
            Lawrence F. Trainor                               12,822
            Byron D. Trott                                    45,000
            Robert B. Tudor III                               20,000
            Thomas E. Tuft                                    49,661
            Malcolm B. Turnbull*                              25,032
            John E. Urban                                     19,217
            Lee G. Vance                                      55,267
            George F. Varsam                                  26,985
            David A. Viniar                                   89,000
            Barry S. Volpert                                 100,000
            George H. Walker IV                               21,549
            Peter A. Weinberg                                182,235
            George W. Wellde, Jr.                             60,000
            Anthony G. Williams                               81,429
            Thomas L. Williams                                16,382
            Kendrick R. Wilson III                            20,000
            Jon Winkelried                                    50,000
            Steven J. Wisch                                   42,277
            Richard E. Witten                                 94,879
            Tracy R. Wolstencroft                             74,122
            Yasuyo Yamazaki                                   28,344
            Danny O. Yee                                      50,262
            Yoel Zaoui                                        19,239
            Gregory H. Zehner                                 37,178
            Alphonse Zenna                                    25,006
            Joseph R. Zimmel                                 103,611
            Mark A. Zurack                                    41,368

            Trusts
            ------
            120 Broadway Partners                             33,000
            Anahue Trust                                      10,196
            The Edward Scott Mead 2001 Trust                  25,000
            The Gary W. Williams 2001 Trust                   70,000
            The Girish V. Reddy 2001 Trust                    21,674
            Mark Dehnert Living Trust                          5,000
            The Michael J. Zamkow 2001 Trust                  50,000
            The Patrick J. Ward 2001 Trust                    96,157
            Trust u/w James Kellogg III                       39,000
            The Unicorn Trust                                 36,774
            A.C. Trust                                        12,161
            The Beller/Moses Trust                            45,188

            Partnerships
            ------------
            Bermuda Partners, L.P.                            18,000
            Mijen Family Partnership                          16,764
            The Rizner Family Limited Partnership             11,124
            Silverman Partners, L.P.                          42,498

            Corporations
            ------------
            Guapulo Holdings Limited                          53,947
            HJS2 Limited                                       5,000

----------
* Includes shares held by a corporation wholly owned by the Covered Person.

            Covered Person                              Number of Shares
            --------------                              ----------------
            Melalula Limited                                  89,599
            Robinelli Limited                                 30,000
            RJG Holding Company**                             36,398
            Vyrona Holdings Limited                           98,501

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS

An aggregate of 85,956 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D

The following sales of shares of Common Stock were made by the following Covered Person through Goldman, Sachs & Co. for cash on the New York Stock Exchange:

  Covered Person                            Trade Date           Number of Shares         Price Per Share
  --------------                            ----------           ----------------         ---------------
  Charles T. Harris III                   March 20, 2002              5,000                    $90.25
  Charles T. Harris III                   March 20, 2002              5,000                     90.83

The following sales of Covered Shares were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock Exchange:

  Covered Person                            Trade Date           Number of Shares       Price Per Share
  --------------                            ----------           ----------------       ---------------
  Herbert E. Ehlers                      January 31, 2002              10,000              $ 85.89
  David G. Shell                         January 31, 2002              13,174                85.89
  Herbert E. Ehlers                      February 1, 2002              20,000                85.90
  Herbert E. Ehlers                      February 4, 2002              12,597                82.64
  Robert G. Collins                      February 5, 2002               6,990                85.89
  Amy L. Chasen                          February 8, 2002               1,603                82.15
  Amy L. Chasen                          February 8, 2002               1,945                82.15
  John S. Barakat                         March 20, 2002                2,077                90.12
  Barbara Basser-Bigio                    March 20, 2002                1,065                90.12
  John S. Daly                            March 20, 2002                  329                90.12
  John S. Daly                            March 20, 2002                   61                90.12
  Jean A. De Pourtales                    March 20, 2002                  635                90.12
  Emanuel Derman                          March 20, 2002                  300                90.12
  John E. Eisenberg                       March 20, 2002                  193                90.12
  Gregory H. Ekizian                      March 20, 2002                1,381                90.12
  Gregory H. Ekizian                      March 20, 2002               12,695                90.12
  Earl S. Enzer                           March 20, 2002                3,114                90.12
  Michael P. Espositi                     March 20, 2002                  742                90.12
  David J. Grounsell                      March 20, 2002                  300                90.12
  Edward A. Hazel                         March 20, 2002                  300                90.12
  Thomas J. Houle                         March 20, 2002                1,000                90.12
  Syaru Shirley Lin                       March 20, 2002                1,985                90.12
  Nicholas L. Marovich                    March 20, 2002                5,000                90.12
  Thomas J. McAdam                        March 20, 2002                2,044                90.12
  Patrick E. Murphy                       March 20, 2002                1,000                90.12
  Kimberly E. Ritrievi                    March 20, 2002                2,312                90.12
  Michael S. Rotter                       March 20, 2002                1,718                90.12
  Michael S. Rotter                       March 20, 2002                  581                90.12
  Marybeth Shea                           March 20, 2002                5,648                90.12
  Eric S. Swanson                         March 20, 2002                4,311                90.12
  Ronald K. Tanemura                      March 20, 2002                3,354                90.12

  Covered Person                            Trade Date           Number of Shares       Price Per Share
  --------------                            ----------           ----------------       ---------------
  Ronald K. Tanemura                      March 20, 2002                1,034                90.12
  Howard C. Wietschner                    March 20, 2002                  500                90.12

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired or disposed of interests in the Common Stock fund representing the number of shares of Common Stock set forth below:

                           Acquisition or        Transaction             Number of
  Covered Person           Disposition             Date                  Shares      Price Per Share
  --------------           ---------------         ----                  ------      ---------------
  Thomas. J. McAdam         Acquisition         January 31, 2002           11          $ 86.98
  Douglas W. Kimmelman      Acquisition         January 31, 2002            6            86.98
  W. Reed Chisholm II       Acquisition         February 25, 2002           1            81.96
  David D. Wildermuth       Acquisition         February 25, 2002           1            81.96
  Robert G. Hottensen Jr.   Acquisition         February 25, 2002           1            81.96
  Douglas W. Kimmelman      Acquisition         February 25, 2002           1            81.96
  Gerald C. McNamara Jr.    Acquisition         February 25, 2002           1            81.96
  W. Reed Chisholm II       Disposition         February 27, 2002           1            80.89
  David D. Wildermuth       Disposition         February 27, 2002           1            80.89
  Thomas. J. McAdam         Disposition         February 27, 2002           1            80.89
  Robert G. Hottensen Jr.   Disposition         February 27, 2002           1            80.89
  Douglas W. Kimmelman      Disposition         February 27, 2002           1            80.89
  Gerald C. McNamara Jr.    Disposition         February 27, 2002           1            80.89
  Thomas. J. McAdam         Acquisition            March 15, 2002           1            90.00

Rule 144 Program

Commencing on January 2, 2002, the Covered Persons listed in Table I below sold an aggregate of 10,182,871 Covered Shares under the Rule 144 Program referred to in Item 4 above through February 8, 2002. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day* and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

    Table I

                                                   Shares Sold       Shares Sold      Shares Sold         Total Shares
                                                  Daily, 1/2/02-       on 1/7/02     Daily, 1/9/02-        Sold On all
         Covered Person                               1/4/02                            2/8/02            Trading Days
         --------------                           --------------     -----------     --------------       ------------
Bradley I. Abelow                                          740               661              777             19,983
Paul M. Achleitner**                                     3,625             3,235            3,807             29,338
Andrew M. Alper**                                          556               496              583              4,496
Armen A. Avanessians                                     2,529             2,258            2,657             68,290
David Baum                                                 751               671              789             20,286

----------
* For rounding purposes, the number of shares sold by a Covered Person on some Trading Days may have been slightly higher or lower than the number listed to avoid the sale of fractional shares.

** In this Table I, Covered Persons with two asterisks appearing after their names did not sell any shares under the Rule 144 Program for this fiscal quarter after January 14, 2002.

                                                   Shares Sold       Shares Sold      Shares Sold         Total Shares
                                                  Daily, 1/2/02-       on 1/7/02     Daily, 1/9/02-        Sold On all
         Covered Person                               1/4/02                            2/8/02            Trading Days
         --------------                           --------------     -----------     --------------       ------------
Frank A. Bednarz**                                         47                42               49                 379
Ron E. Beller                                            1,589             1,419            1,670             42,915
Milton R. Berlinski**                                    1,926             1,719            2,023             15,589
Lloyd C. Blankfein**                                     2,963             2,645            3,112             23,982
David W. Blood**                                         2,592             2,314            2,722             20,978
Peter L. Briger, Jr.                                     1,740             1,553            1,828             46,988
Richard J. Bronks                                          821               733              863             22,173
Edward A. Brout                                            661               590              694             17,841
Lawrence R. Buchalter                                    1,111               992            1,167             30,000
Andrew Cader**                                           7,866             7,021            8,262             63,667
Michael J. Carr                                            968               864            1,017             26,139
Christopher J. Carrera                                     741               661              778             20,000
Mark Carroll                                                88                79               93              2,389
Mary Ann Casati                                            593               529              622             16,000
Mark A. Castellano**                                     2,988             2,667            3,138             24,183
Todd J. Christie                                         1,654             1,476            1,737             44,645
Zachariah Cobrinik                                       1,273             1,136            1,337             34,365
Abby Joseph Cohen**                                        370               331              389              2,997
Lawrence A. Cohen                                        1,571             1,402            1,650             42,417
Gary D. Cohn                                             2,407             2,149            2,529             65,000
Christopher A. Cole                                        370               331              389             10,000
William Connell**                                           98                88              103                794
Carlos A. Cordeiro                                       1,847             1,649            1,940             49,876
E. Gerald Corrigan                                       1,111               992            1,167             30,000
James A. Coufos                                          1,309             1,169            1,375             35,349
Frank L. Coulson, Jr.                                    3,155             2,816            3,314             85,189
Randolph L. Cowen**                                        741               661              778              5,996
Philip M. Darivoff**                                       751               671              789              6,080
Timothy D. Dattels                                       1,542             1,377            1,620             41,643
Gavyn Davies                                             1,852             1,653            1,945             50,000
David A. Dechman                                           788               704              828             21,289
Robert V. Delaney, Jr.**                                 1,481             1,322            1,556             11,989
Joseph Della Rosa                                        2,389             2,132            2,509             64,500
Neil V. DeSena                                             657               587              690             17,741
Alexander C. Dibelius                                      629               561              660             16,973
Stephen J. DiLascio**                                      426               380              447              3,446
John O. Downing                                          2,314             2,065            2,430             62,472
Connie K. Duckworth                                      2,057             1,836            2,161             55,545
C. Steven Duncker                                        1,880             1,678            1,974             50,747
Gordon E. Dyal                                           1,312             1,171            1,378             35,415
Glenn P. Earle                                           1,499             1,338            1,575             40,484
Paul S. Efron                                              812               725              853             21,923
Gary L. Eisenreich                                         214               191              225              5,784
Aubrey J. Ellis**                                           74                66               78                600
J. Michael Evans**                                       3,775             3,369            3,964             30,550
Pieter Maarten Feenstra**                                  741               661              778              5,996
Lawton W. Fitt                                           1,852             1,653            1,945             50,000
David B. Ford                                            3,181             2,840            3,342             85,900
Edward C. Forst                                            750               669              788             20,250
Randy W. Frankel**                                       3,532             3,153            3,710             28,589

                                                   Shares Sold       Shares Sold      Shares Sold         Total Shares
                                                  Daily, 1/2/02-       on 1/7/02     Daily, 1/9/02-        Sold On all
         Covered Person                               1/4/02                            2/8/02            Trading Days
         --------------                           --------------     -----------     --------------       ------------
Christopher G. French**                                    393               351              413              3,182
Richard A. Friedman                                      1,852             1,653            1,945             50,000
Joseph D. Gatto**                                        3,000             2,678            3,151             24,282
Peter C. Gerhard                                         2,447             2,184            2,570             66,066
Nomi P. Ghez**                                           1,323             1,181            1,390             10,710
Joseph H. Gleberman                                      2,934             2,619            3,081             79,206
Charles G. Goetz                                           210               187              221              5,668
Jeffrey B. Goldenberg**                                    370               331              389              2,997
Jacob D. Goldfield                                       2,626             2,344            2,758             70,901
Gary F. Goldring                                         3,333             2,975            3,501             90,000
Amy O. Goodfriend                                        1,010               902            1,061             27,273
Andrew M. Gordon**                                         741               661              778              5,996
Geoffrey T. Grant                                        1,393             1,244            1,463             37,618
Thomas J. Gravina                                          771               689              810             20,828
Eric P. Grubman                                            741               661              778             20,000
Edward S. Gutman                                           428               382              449             11,549
Joseph D. Gutman                                           741               661              778             20,000
Robert S. Harrison                                       1,481             1,322            1,556             40,000
Thomas J. Healey                                         1,759             1,570            1,847             47,491
David B. Heller                                          1,852             1,653            1,945             50,000
David L. Henle**                                           370               331              389              2,997
Mary C. Henry                                            1,512             1,349            1,588             40,813
M. Roch Hillenbrand                                        741               661              778             20,000
Jacquelyn M. Hoffman-Zehner                              1,186             1,058            1,245             32,011
Richard R. Hogan                                         1,857             1,657            1,950             50,132
Fern Hurst                                                 926               827              972             25,000
Robert J. Hurst                                          1,852             1,653            1,945             50,000
Francis J. Ingrassia                                     1,794             1,601            1,884             48,438
Timothy J. Ingrassia                                       891               795              935             24,045
Reuben Jeffery III                                       3,054             2,726            3,208             82,470
Stefan J. Jentzsch**                                       881               786              925              7,129
Chansoo Joung**                                            926               827              972              7,493
Ann F. Kaplan                                            2,779             2,481            2,919             75,034
Barry A. Kaplan                                          1,120             1,000            1,176             30,242
Scott B. Kapnick                                         3,001             2,679            3,152             81,036
Robert J. Katz                                           3,946             3,522            4,145            106,548
Kevin W. Kennedy**                                       1,852             1,653            1,945             14,989
William J. Kenney                                        1,170             1,045            1,229             31,597
Douglas W. Kimmelman                                     1,218             1,087            1,280             32,890
Bradford C. Koenig                                       1,358             1,212            1,427             36,674
Jonathan L. Kolatch                                      1,793             1,601            1,883             48,414
Peter S. Kraus**                                         1,852             1,653            1,945             14,989
David G. Lambert                                         1,131             1,010            1,188             30,548
Thomas D. Lasersohn                                        556               496              583             15,000
Anthony D. Lauto                                           810               723              850             21,861
Stephen M. Levick                                          626               559              657             16,899
Matthew G. L'Heureux                                       886               791              930             23,911
Lawrence H. Linden                                       2,643             2,359            2,776             71,359
Robert Litterman                                         1,622             1,448            1,704             43,797
Robert H. Litzenberger                                     585               522              615             15,797

                                                   Shares Sold       Shares Sold      Shares Sold         Total Shares
                                                  Daily, 1/2/02-       on 1/7/02     Daily, 1/9/02-        Sold On all
         Covered Person                               1/4/02                            2/8/02            Trading Days
         --------------                           --------------     -----------     --------------       ------------
Jonathan M. Lopatin                                      1,386             1,237            1,456             37,429
Michael R. Lynch                                         3,667             3,272            3,851             99,000
Peter G.C. Mallinson                                     3,008             2,685            3,159             81,215
Arthur S. Margulis, Jr.                                    463               413              486             12,500
Ronald G. Marks                                          1,428             1,275            1,500             38,569
Nicholas I. Marovich                                       215               192              226              5,806
Eff W. Martin                                            2,428             2,167            2,550             65,544
John P. McNulty                                          4,367             3,898            4,587            117,908
Sanjeev K. Mehra**                                         611               545              642              4,946
T. Willem Mesdag                                         2,558             2,284            2,687             69,073
Eric M. Mindich                                          3,178             2,836            3,338             85,796
John J. Minio                                            1,386             1,237            1,456             37,430
Steven T. Mnuchin                                        3,154             2,815            3,312             85,145
Masanori Mochida                                         3,888             3,470            4,084            104,977
Karsten N. Moller                                        1,559             1,392            1,637             42,091
Thomas K. Montag                                         1,481             1,322            1,556             40,000
Wayne L. Moore**                                           926               827              972              7,493
R. Scott Morris                                             74                66               78              2,000
Robert B. Morris III                                     2,930             2,616            3,078             79,120
Sharmin Mossavar-Rahmani                                 3,148             2,810            3,307             85,000
Edward A. Mule                                           1,852             1,653            1,945             50,000
Timothy R. Mullen                                        5,480             4,892            5,756            147,973
Philip D. Murphy                                           741               661              778             20,000
Raymond T. Murphy                                          441               393              463             11,897
Thomas S. Murphy, Jr.                                      593               529              622             16,000
Avi M. Nash                                                504               450              529             13,600
Daniel M. Neidich                                        3,362             3,001            3,531             90,763
Kipp M. Nelson                                           1,677             1,497            1,762             45,288
Robin Neustein**                                         4,379             3,908            4,599             35,441
Suzanne M. Nora Johnson                                  3,649             3,257            3,833             98,526
Michael E. Novogratz                                       735               656              772             19,838
Terence J. O'Neill                                         926               827              972             25,000
Timothy J. O'Neill                                       3,188             2,845            3,348             86,070
Donald C. Opatrny, Jr.                                   3,007             2,684            3,159             81,193
Robert J. O'Shea                                         2,532             2,260            2,659             68,358
Greg M. Ostroff                                            575               513              604             15,516
Terence M. O'Toole                                       2,778             2,480            2,918             75,000
Robert J. Pace                                             604               540              635             16,320
Bryant F. Pantano                                          208               186              218              5,615
Scott M. Pinkus                                          3,048             2,721            3,201             82,292
Timothy C. Plaut                                         1,791             1,599            1,881             48,358
John J. Powers                                           1,852             1,653            1,945             50,000
Michael A. Price**                                         897               801              942              7,260
Scott Prince                                               667               595              700             18,000
Stephen D. Quinn                                         1,852             1,653            1,945             50,000
Michael G. Rantz                                         1,566             1,398            1,644             42,273
Arthur J. Reimers III                                    2,748             2,453            2,886             74,199
James P. Riley, Jr.                                      2,861             2,554            3,005             77,257
Simon M. Robertson                                       2,222             1,984            2,334             60,000
J. David Rogers**                                        3,108             2,774            3,264             25,154

                                                   Shares Sold       Shares Sold      Shares Sold         Total Shares
                                                  Daily, 1/2/02-       on 1/7/02     Daily, 1/9/02-        Sold On all
         Covered Person                               1/4/02                            2/8/02            Trading Days
         --------------                           --------------     -----------     --------------       ------------
Emmanuel Roman                                             864               771              907             23,316
Ralph F. Rosenberg                                         624               557              655             16,835
Stuart M. Rothenberg                                     1,296             1,157            1,362             35,000
Michael S. Rubinoff                                        800               714              840             21,599
Richard M. Ruzika                                          788               704              828             21,284
Jeri Lynn Ryan                                             461               412              485             12,456
John C. Ryan                                               889               793              934             24,000
Michael D. Ryan                                            556               496              583             15,000
Richard C. Salvadore                                     1,664             1,485            1,747             44,916
Richard A. Sapp                                          4,015             3,583            4,217            108,399
Joseph Sassoon                                           2,574             2,298            2,704             69,511
Tsutomu Sato                                             1,027               917            1,079             27,728
Muneer A. Satter                                         1,427             1,274            1,499             38,542
Jonathan S. Savitz                                         471               420              495             12,718
Peter Savitz                                             1,304             1,164            1,370             35,209
Howard B. Schiller**                                       741               661              778              5,996
Antoine Schwartz**                                         939               839              987              7,604
Eric S. Schwartz                                         2,786             2,486            2,926             75,209
Mark Schwartz**                                          3,704             3,306            3,890             29,978
Patrick P. Scire                                         2,268             2,024            2,382             61,234
Charles B. Seelig, Jr.                                   2,889             2,579            3,034             78,000
Steven M. Shafran                                        1,180             1,054            1,240             31,872
Richard S. Sharp**                                       4,050             3,615            4,254             32,781
Marybeth Shea                                             211               189              222              5,703
James M. Sheridan                                        1,473             1,315            1,548             39,781
Richard G. Sherlund                                      1,840             1,643            1,933             49,683
Harvey Silverman**                                       1,546             1,380            1,624             12,514
Howard A. Silverstein**                                    741               661              778              5,996
Dinakar Singh                                              806               719              846             21,760
Christian J. Siva-Jothy                                    815               727              856             22,000
Cody J Smith                                             1,889             1,686            1,984             51,000
Jonathan S. Sobel                                          801               715              841             21,616
Marc A. Spilker                                          1,453             1,297            1,526             39,234
Daniel W. Stanton                                        1,852             1,653            1,945             50,000
Steven R. Starker                                        2,443             2,181            2,566             65,960
Esta E. Stecher                                          1,862             1,662            1,955             50,265
Fredric E. Steck                                         1,370             1,223            1,439             37,000
Cathrine S. Steck                                          444               397              467             12,000
Robert K. Steel                                          4,630             4,132            4,863            125,000
Gene T. Sykes                                            2,778             2,480            2,918             75,000
Mark R. Tercek                                           1,325             1,182            1,391             35,768
Donald F. Textor                                         1,682             1,502            1,767             45,426
Gary S. Tolchin                                          2,054             1,833            2,157             55,453
Brian J. Toolan                                            911               814              957             24,609
John R. Tormondsen                                       1,296             1,157            1,362             35,000
Leslie C. Tortora                                        3,059             2,731            3,214             82,605
John L. Townsend III                                     2,770             2,473            2,910             74,800
Lawrence F. Trainor                                        441               394              463             11,911
Byron D. Trott                                           1,296             1,157            1,362             35,000
Robert B. Tudor III**                                      741               661              778              5,996

                                                   Shares Sold       Shares Sold      Shares Sold         Total Shares
                                                  Daily, 1/2/02-       on 1/7/02     Daily, 1/9/02-        Sold On all
         Covered Person                               1/4/02                            2/8/02            Trading Days
         --------------                           --------------     -----------     --------------       ------------
Thomas E. Tuft                                           3,704             3,306            3,890            100,000
Malcolm B. Turnbull*                                      861                769             905               23,254
John E. Urban                                              801               715              841             21,624
Lee G. Vance                                             1,902             1,697            1,997             51,341
George F. Varsam                                           928               829              975             25,068
David A. Viniar**                                        2,778             2,480            2,918             22,486
Barry S. Volpert**                                       3,040             2,713            3,193             24,605
Thomas B. Walker III**                                   4,555             4,065            4,784             36,866
George H. Walker IV                                        741               662              779             20,018
Peter A. Weinberg                                        6,270             5,596            6,586            169,290
George W. Wellde, Jr.                                    2,222             1,984            2,334             60,000
Anthony G. Williams                                      2,812             2,510            2,954             75,923
Thomas L. Williams                                         564               503              592             15,218
Kendrick R. Wilson III**                                   741               661              778              5,996
Jon Winkelried                                           1,852             1,653            1,945             50,000
Steven J. Wisch                                          1,455             1,298            1,528             39,274
Richard E. Witten                                        3,337             2,979            3,505             90,108
Tracy R. Wolstencroft                                    2,550             2,276            2,679             68,856
Yasuyo Yamazaki                                            741               661              778             20,000
Danny O. Yee                                             1,729             1,544            1,816             46,691
Gregory H. Zehner                                        1,308             1,167            1,374             35,309
Alphonse Zenna                                             860               768              904             23,229
Joseph R. Zimmel                                         3,645             3,253            3,828             98,402
Barry L. Zubrow                                          3,148             2,810            3,307             85,000
Mark A. Zurack                                           1,455             1,299            1,528             39,288

Trusts
------
120 Broadway Partners                                    1,111               992            1,167             30,000
Anahue Trust**                                             539               481              567              4,366
The Corzine Blind Trust                                  9,348             8,344            9,818            252,394
The Edward Scott Mead 2001 Trust                           926               827              972             25,000
The Gary W. Williams 2001 Trust                          2,407             2,149            2,529             65,000
The Girish V. Reddy 2001 Trust                             761               679              800             20,553
The Guapulo Trust***                                         7                 0                0                  7
Mark Dehnert Living Trust                                  185               165              195              5,000
The Michael J. Zamkow 2001 Trust                         1,986             1,773            2,086             53,623
The Patrick J. Ward 2001 Trust                           3,308             2,953            3,475             89,326
Trust u/w James Kellogg III                              1,296             1,157            1,362             35,000
The Unicorn Trust                                        3,507             3,130            3,683             94,677

Partnerships
------------
Bermuda Partners, L.P.                                     630               562              661             17,000
Mijen Family Partnership**                                 519               463              545              4,200
The Rizner Family Limited Partnership                      383               342              402             10,334
Silverman Partners, L.P.**                               1,373             1,225            1,442             11,112

----------
* Consists of shares held by a corporation wholly owned by the Covered Person. *** This Covered Person sold 7 shares on January 2, 2002 and no other shares through January 29, 2002.

                                                   Shares Sold       Shares Sold      Shares Sold         Total Shares
                                                  Daily, 1/2/02-       on 1/7/02     Daily, 1/9/02-        Sold On all
         Covered Person                               1/4/02                            2/8/02            Trading Days
         --------------                           --------------     -----------     --------------       ------------
Corporations
------------
Guapulo Holdings Limited                                1,849              1,657            1,950             50,107
HJS2 Limited**                                             370               331              389              2,997
Majix Limited                                            1,686             1,505            1,771             31,357
Melalula Limited                                         3,083             2,752            3,238             57,333
Robinelli Limited                                          741               661              778             13,776
RJG Holding Company                                      1,176             1,050            1,235              9,518
Vyrona Holdings Limited                                  3,389             3,025            3,560             91,503

Table II

                   Trading Day                        Price Per Share
                   -----------                        ---------------
                 January 2, 2002                         $90.4846
                 January 3, 2002                          92.0633
                 January 4, 2002                          95.8486
                 January 7, 2002                          95.8745
                 January 9, 2002                          94.1273
                 January 10, 2002                         92.9982
                 January 11, 2002                         91.5722
                 January 14, 2002                         89.8592
                 January 15, 2002                         89.8625
                 January 16, 2002                         88.5988
                 January 17, 2002                         89.6309
                 January 18, 2002                         89.0271
                 January 22, 2002                         87.9141
                 January 23, 2002                         86.9071
                 January 24, 2002                         87.4544
                 January 25, 2002                         87.1713
                 January 28, 2002                         87.4882
                 January 29, 2002                         86.1885
                 January 30, 2002                         83.7213
                 January 31, 2002                         85.9044
                 February 1, 2002                         85.8831
                 February 4, 2002                         82.5849
                 February 5, 2002                         81.1666
                 February 6, 2002                         81.3347
                 February 7, 2002                         81.7111
                 February 8, 2002                         82.5857

SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 27, 2002
                                            By: /s/ Gregory K. Palm
                                                --------------------------
                                                Name: Gregory K. Palm
                                                Title: Attorney-in-Fact

                                  EXHIBIT INDEX

  Exhibit                                 Description
------------   -----------------------------------------------------------------

  A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

  B. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  D. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

  E. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  J.           Form of Counterpart to Shareholders' Agreement for non-U.S.
               corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  K.           Form of Counterpart to Shareholders' Agreement for non-U.S.
               trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  L. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  M.           Form of Pledge Agreement for shareholders of non-U.S.
               corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  Exhibit                                 Description
------------   -----------------------------------------------------------------

  N.           Form of Pledge Agreement for shareholders of non-U.S.
               corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  O. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  Q. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  R. Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  S. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  T. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  U. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

  V. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

  W. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial
               Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  X. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  Y. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

  Z. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
               Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

  Exhibit                                 Description
------------   -----------------------------------------------------------------

  AA. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

  BB. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial
               Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  CC. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  DD. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial
               Schedule 13D, filed December 21, 2001 (File No. 005-562295)).

  EE. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial
               Schedule 13D, filed December 21, 2001 (File No. 005-562295))..

  FF. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.)